FIRST AMENDMENT TO THE
FUND ACCOUNTING SERVICING AGREEMENT

THIS FIRST AMENDMENT effective as of October 23, 2019, to the Fund Accounting Servicing Agreement, dated as of January 18, 2010 (the “Agreement”), is entered into by and between TRUST FOR PROFESSIONAL MANAGERS, a Delaware statutory trust (the “Trust”), on behalf of its series listed on Exhibit A hereto, as maybe amended from time to time (each a “Fund” and collectively the “Funds”), and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend Exhibit A of the Agreement to add the Jensen Global Quality Growth Fund; and

WHEREAS, Section 15 of the Agreement allows for its amendment by a written agreement executed by both parties and authorized or approved by the Board of Trustees of the Trust.

NOW, THEREFORE, the parties agree as follows:

Exhibit A of the Agreement is hereby superseded and replaced in its entirety with
First Amended Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

TRUST FOR PROFESSIONAL MANAGERS    U.S. BANCORP FUND SERVICES, LLC

By: /s/ John P. Buckel                By: /s/ Anita M. Zagrodnik

Printed Name: John P. Buckel            Printed Name: Anita M. Zagrodnik

Title: President                    Title: Sr. VP

Jensen

First Amended Exhibit A
to the
Fund Accounting Servicing Agreement – Trust for Professional Managers

Fund Names

Name of Series

Jensen Value Fund
Jensen Global Quality Growth Fund

2
Jensen